EXHIBIT 5

DIANE J. HARRISON, ESQ.
Admitted to the Florida Bar
4894 Lone Mountain Road
Las Vegas, Nevada 89130
Phone: (702) 395-2617
Fax: (702) 658-7973

October 1, 2002

Technology Resources, Inc.
2424 Madrid Avenue
Safety Harbor, Florida 34695

Re: Registration Statement on Form SB-2 of Technology Resources, Inc.

Ladies and Gentlemen:

You have requested my opinion as counsel for Technology Resources, Inc., a Florida corporation (the "Corporation"), in connection with a Registration Statement on Form SB-2 (the "Registration Statement") to be filed by the Corporation with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933 (the "Act") with respect to the legality of the shares (the "Shares") of Common Stock, par value $0.001 per share, of the Corporation which are being registered in the Registration Statement.

I have examined such corporate records and other documents and have made such examination of law as I have deemed relevant in connection with this opinion. My examination of matters has been limited to the Florida General Corporation Law, including statutory provisions, all applicable provisions of the Florida Constitution, and reported judicial decisions interpreting those laws.

Based upon the foregoing, I advise you that in my opinion each share of Common Stock registered in this offering (whether for resale or in the primary offering) will, at the time of effectiveness of the registration statement, be legally issued, fully paid, and non-assessable. I hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and I further consent to the use of my name therein under the captions "Description of Securities" and "Legal Matters" in the Prospectus of the Registration Statement.

Sincerely,
/s/DIANE J. HARRISON
DIANE J. HARRISON, ESQ.